TO: Participants in the Employees' Savings and Retirement Plan of Credit Suisse First Boston Corporation, Credit Suisse Asset Management, LLC Pension Plan and Trust and Credit Suisse Asset Management, LLC 401(k) Savings Plan (collectively, the "Credit Suisse Retirement Plans") invested in Certain Funds

RE: Proxy for the Approval of Credit Suisse Asset Management (Australia) Limited ("CSAM Australia") as Sub-Investment Advisor for certain Credit Suisse Funds

Please be advised that certain Credit Suisse Funds offered in the Credit Suisse Plans (the "Funds") are seeking shareholder approval of CSAM Australia as a sub-investment adviser to the Funds at the Special Meeting of Shareholders on October 9, 2002 (the "Special Meeting of the Shareholders"). If you were a shareholder of record of the Funds as of the close of business on August 13, 2002, you are entitled to cast your vote with respect to the following proposal:

     o To approve the Sub-Investment Advisory Agreement among the Funds, Credit Suisse Asset Management, LLC and CSAM Australia

The Board of Directors or trustees, as the case may be, of each Fund unanimously recommends that shareholders vote FOR the proposal.

You will be receiving an envelope in the mail shortly that contains important proxy materials, including the proxy card. You may cast your vote in any of the following four ways:

     o    By mail, with the enclosed proxy card(s);

     o By telephone, with a toll-free call to the telephone number that appears on your proxy card or, if no toll-free telephone number appears on your proxy card, to D.F. King & Co., Inc., the Funds' proxy solicitor, at 1-800-714-3312;

     o    By faxing the enclosed proxy card to D.F. King & Co., Inc., Attn:
          Dominic F. Maurillo, at 1-212-269-2796;

     o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site; or

     o In person at the Special Meeting of Shareholders (CSAM employees only).

               It is important that proxies be returned promptly.

If you have any questions regarding the proposal, please feel free to call D.F. King & Co., Inc. at 1-800-714-3312.

                                 IMPORTANT NEWS
                           FOR CSFB AND CSAM EMPLOYEES


We encourage you to read the full text of the enclosed Joint Proxy Statement, here's a brief overview of a matter affecting your Fund which requires a shareholder vote.

Q & A:    QUESTIONS AND ANSWERS

Q.   WHAT IS HAPPENING?

A. The governing Board of Directors or Trustees (the "Board") of certain international and global Credit Suisse Funds listed below has endorsed a proposal by Credit Suisse Asset Management, LLC ("CSAM"), the investment adviser to each Fund (or portfolio), to retain the Australian affiliate of CSAM ("CSAM Australia") as sub-investment adviser. The Board of each Fund has determined that the retention of CSAM Australia will enable each Fund to capitalize on that firm's investment expertise and is in the best interest of shareholders.

Q.   WHICH CREDIT SUISSE FUNDS ARE COVERED BY THIS PROXY STATEMENT?

A.   The following Credit Suisse Funds are covered by this Proxy Statement:

     CREDIT SUISSE EMERGING MARKETS FUND, INC.
     CREDIT SUISSE GLOBAL FINANCIAL SERVICES FUND, INC.
     CREDIT SUISSE GLOBAL HEALTH SCIENCES FUND, INC.
     CREDIT SUISSE GLOBAL POST-VENTURE CAPITAL FUND, INC.
     CREDIT SUISSE GLOBAL TECHNOLOGY FUND, INC.
     CREDIT SUISSE INSTITUTIONAL FUND, INC.
     (International Focus Portfolio Only)
     CREDIT SUISSE INSTITUTIONAL INTERNATIONAL FUND, INC.
     CREDIT SUISSE INTERNATIONAL FOCUS FUND, INC.
     CREDIT SUISSE JAPAN GROWTH FUND, INC.
     CREDIT SUISSE OPPORTUNITY FUNDS
     (International Fund Only)
     CREDIT SUISSE TRUST
     (Emerging Markets, Global Post-Venture Capital,
     Global Technology and International Focus Portfolios Only)

Q. WILL THE INVESTMENT ADVISORY FEES AND EXPENSES INCREASE AS A RESULT OF THIS TRANSACTION?

A. No. Since the sub-advisory fees for CSAM Australia will be paid by CSAM, the proposal will NOT result in any increase of the fees or expenses otherwise incurred by shareholders.

Q.   HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A.   The Board recommends that you vote in favor of the proposal.

Q.   WHO PAYS FOR THIS PROXY EXPENSE?

A. The costs associated with this proxy are being paid for by CSAM and its affiliates and not by any Fund or shareholder.

Q.   WHAT IF I DO NOT RECEIVE THE PROXY MATERIALS IN THE MAIL?

A. If you were a shareholder of record as of the close of business on August 13, 2002 and did not receive the proxy, please contact our Shareholder Service Center at 1-800-927-2874.

Q.   WILL I RECEIVE A CALL FROM A PROXY SOLICITOR?

A. CSAM has hired D.F. King & Co., Inc. as the Funds' Proxy Solicitor. D.F. King & Co., Inc. may be contacting you by phone.

Q.   HOW CAN I VOTE MY SHARES?

A.   Please choose one of the following options to vote your shares:

     o    By mail, with the enclosed proxy card(s);

     o By telephone, with a toll-free call to the telephone number that appears on your proxy card or, if no toll-free telephone number appears on your proxy card, to D.F. King & Co., Inc., the Funds' proxy solicitor, at 1-800-714-3312;

     o    By faxing the enclosed proxy card to D.F. King & Co., Inc.,
          Attn: Dominic F. Maurillo, at 1-212-269-2796;

     o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site; or

     o    In person at the Special Meeting (CSAM employees only).


Q.   WHAT IF I HAVE QUESTIONS REGARDING THIS PROPOSAL?

A. If you need more information, please feel free to call D.F. King & Co., Inc., at 1-800-714-3312, or contact CSAM.

Q.   I AM NOT SURE IF I SHOULD BE RECEIVING THE PROXY MATERIALS?

A. If you are a participant in the Employees' Savings and Retirement Plan of Credit Suisse First Boston Corporation, Credit Suisse Asset Management, LLC Pension Plan or Trust and Credit Suisse Asset Management, LLC 401(k) Savings Plan (collectively, the "Credit Suisse Retirement Plans") and invest in any of the Funds listed above, you should receive the proxy materials.

Q.   WHAT IF I HOLD SHARES OUTSIDE OF THE CREDIT SUISSE RETIREMENT PLANS?

A. You may also own shares of the Funds listed above outside of the Credit Suisse Retirement Plans. If you hold shares of the Funds directly or through an intermediary such as a bank or broker-dealer, then you will receive another set of proxy materials. It is important that you vote these shares as well. Your vote for shares held through the Credit Suisse Retirement Plans will not be cast for shares held outside of the Credit Suisse Plans (or vice versa).

Q.   WHAT HAPPENS IF I OWN SHARES IN MORE THAN ONE FUND?

A.   Please vote ALL shares on each proxy card.


                         THANK YOU FOR VOTING PROMPTLY.